Exhibit d.1

NUVEEN SENIOR LOAN FUNDS

TERM PREFERRED SHARES

FITCH GUIDELINES

Below is set forth for the investment companies listed in Appendix A hereto, as may be amended from time to time (each a “Fund”) the Fitch Guidelines as described in the Statement Establishing and Fixing the Rights and Preferences of Term Preferred Shares (the “Statement”). Capitalized terms not defined herein shall have the same meanings as defined in the Statement. Fitch may amend, alter or change these Fitch Guidelines, in its sole discretion, provided however, that Fitch shall provide any such amendments, alterations or changes to the Fund in writing.

1. Compliance Procedures for Asset Coverage Test.

a. The Fund shall deliver to Fitch (if Fitch is then rating the Term Preferred Shares) a Fitch Surveillance Report with respect to the calculation of the Asset Coverage, Fund portfolio holdings and information relating to Fitch Corporate Issuer Diversification Guidelines as of each Valuation Date. Such report shall be delivered on or before the seventh Business Day after the Valuation Date.

b. The Fund will notify Fitch if the Asset Coverage falls below 235%.

c. The Fund will comply with the Fitch Corporate Issuer Diversification Guidelines set forth by Fitch in its published Closed-End Fund Debt and Preferred Stock Rating Criteria and will notify Fitch (if Fitch is then rating the Term Preferred Shares) within 5 Business Days if the Fund fails to comply with such requirements.

2. Definitions.

a. “Asset Coverage” shall have the same meaning as set forth in the Statement.

b. “Business Day” shall have the same meaning as set forth in the Statement.

c. “Fitch Surveillance Report” shall mean a report signed by an officer of the Fund which sets forth all of the information requested by Fitch.

d. “Valuation Date” means the last Business Day of each month or any other such date as Fitch may request.

Appendix A

Nuveen Short Duration Credit Opportunities Fund

Nuveen Senior Income Fund

Nuveen Floating Rate Income Fund

Nuveen Floating Rate Income Opportunity Fund